As filed with the Securities and Exchange Commission on August 4, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLERGAN, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-01622442
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2525 Dupont Drive
Irvine, California 92612-1599

(Address of Principal Executive Offices including Zip Code)

ALLERGAN, INC.
SAVINGS AND INVESTMENT PLAN (RESTATED 2003), AS AMENDED
(Full Title of the Plan)

Douglas S. Ingram, Esq.	Copy to:
Executive Vice President, General Counsel and Secretary ALLERGAN, INC. 2525 Dupont Drive Irvine, California 92612-1599 (714) 246-4500	Cary K. Hyden, Esq. Jonn R. Beeson, Esq. LATHAM & WATKINS LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered (1)(3)	Per Share(2)	Offering Price(2)	Fee

Common Stock, $0.01 par value	500,000 shares	$74.08	$37,040,000	$4,693

(1)	The Allergan, Inc. Savings and Investment Plan (Restated 2003), as amended (the “Plan”), permits investments in the Allergan Common Stock Fund, of which 500,000 shares of common stock, par value $0.01 per share, of Allergan, Inc. (the “Company”) (the “Common Stock”) are being registered hereunder and 2,440,000 of which have been previously registered.
(2)	The Proposed Maximum Offering Price Per Share has been estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on July 29, 2004.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein. In the event of a stock split, stock dividend, spin-off, or similar transaction involving the Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act. Each share of Common Stock being registered hereunder, if issued prior to the termination of the Company’s Rights Agreement, dated as of January 25, 2000, as amended, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

Proposed sale to take place as soon after the effective date of the Registration Statement as shares are issued.

Total Pages 11
Exhibit Index on Page 6

PART I
PART II
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 23.4

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

     The Allergan, Inc. Savings and Investment Plan (Restated 2003), as amended (the “Plan”), permits investment in the Allergan Common Stock Fund. The Company has previously registered 2,440,000 shares of Common Stock (after giving effect to stock splits, stock dividends, spin-offs and similar transactions, as set forth in the Plan) issuable under the Plan by a (i) Registration Statement on Form S-8 filed with the Commission on July 14, 1989, Registration No. 33-29528, (ii) Registration Statement on Form S-8 filed with the Commission on December 24, 1991, Registration No. 33-44770, and (iii) Registration Statement on Form S-8 filed with the Commission on July 29, 1996, Registration No. 333-09091 (co1lectively, the “Prior Registration Statements”). Under this Registration Statement, the Company is registering an additional 500,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Experts

     The consolidated financial statements and schedule of Allergan, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports refer to a change in the method of accounting for derivative instruments and hedging activities in 2001 and a change in the method of accounting for goodwill and intangible assets in 2002.

     The statement of net assets available for benefits of the Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended, and the supplemental schedule have been incorporated by reference herein in reliance upon the report of Lesley, Thomas, Schwarz & Postma, Inc., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting..

     The statement of net assets available for benefits of the Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

     As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company’s Certificate of Incorporation, as amended, requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     The Company has entered into indemnity agreements with each of its directors and executive officers. These indemnity agreements require that the Company pay on behalf of each director and executive officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or executive officer of the Company and solely because of his or her being a director and/or executive officer of the Company. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company’s Bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or executive officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense and provided further that such advance shall not be made if it is determined that the director or executive officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the DGCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreements, the Company would not be required to pay or reimburse the director or executive officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreements, benefits are not available if the director or executive officer has received payment from one or more insurance policies for the subject claim or, with respect to the matters giving rise to the claim: (i) received a personal benefit; (ii) violated Section 16(b) of the Securities Exchange Act of 1934, as amended, or analogous provisions of law; or (iii) committed certain acts of dishonesty. Absent the indemnity agreements, indemnification that might be made available to directors and officers could be changed by further amendments to the Company’s Certificate of Incorporation or Bylaws.

     The Company has a policy of directors’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 8. Exhibits

     See Index to Exhibits on page 6.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 3rd day of August, 2004.

ALLERGAN, INC.
By:	/s/ DAVID E.I. PYOTT
David E.I. Pyott, Chairman of the Board, President and Chief Executive Officer

By:	/s/ ERIC K. BRANDT
Eric K. Brandt, Executive Vice President, Finance, Strategy and Corporate Development

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints each of David E.I. Pyott, Eric K. Brandt, Douglas S. Ingram and Matthew J. Maletta, as attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 3rd day of August, 2004.

Signature	Title

/s/ DAVID E.I. PYOTT David E.I. Pyott	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) Executive Vice President, Finance, Strategy and
/s/ ERIC K. BRANDT Eric K. Brandt	Corporate Development (Principal Financial Officer) Vice President, Corporate Controller (Principal
/s/ JAMES F. BARLOW James F. Barlow	Accounting Officer)
/s/ HERBERT W. BOYER Herbert W. Boyer, Ph.D.	Vice Chairman of the Board

Signature	Title
/s/ HANDEL E. EVANS Handel E. Evans	Director
/s/ MICHAEL R. GALLAGHER Michael R. Gallagher	Director
/s/ GAVIN S. HERBERT Gavin S. Herbert	Director
/s/ TREVOR M. JONES Trevor M. Jones, Ph.D.	Director
/s/ KAREN R. OSAR Karen R. Osar	Director
/s/ RUSSELL T. RAY Russell T. Ray	Director
/s/ LOUIS T. ROSSO Louis T. Rosso	Director
/s/ STEPHEN J. RYAN Stephen J. Ryan, M.D.	Director
/s/ LEONARD D. SCHAEFFER Leonard D. Schaeffer	Director

     Pursuant to the requirements of the Securities Act of 1933, the Trustee of the Allergan, Inc. Savings and Investment Plan (Restated 2003), as amended, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 3rd day of August, 2004.

ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN (RESTATED 2003), AS AMENDED
By:	/s/ ERIC K. BRANDT
Name:	Eric K. Brandt
Member of the Plan Committee

INDEX TO EXHIBITS

EXHIBIT		PAGE NO.
4.1	Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the State of Delaware on February 1, 2000 (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 10-K for the Fiscal Year ended December 31, 1999)

4.2	Rights Agreement, dated January 25, 2000, between the Company and First Chicago Trust Company of New York (“Rights Agreement”) (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed on January 28, 2000)

4.3	Amendment to Rights Agreement dated as of January 2, 2002 between First Chicago Trust Company of New York, the Company and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

4.4	Second Amendment to Rights Agreement dated as of January 30, 2003 between First Chicago Trust Company of New York, the Company and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 1 of the Company’s amended Form 8-A filed on February 14, 2003)

4.5	Indenture between the Company and BankAmerica National Trust Company (incorporated by reference to Exhibit 4 filed with the Company’s Registration Statement 33-69746)

4.6	Indenture, dated as of November 1, 2000, between the Company and U.S. Trust National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on November 1, 2000)

4.7	Registration Rights Agreement, dated November 1, 2000, between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on November 1, 2000)

4.8	Indenture, dated as of November 6, 2002, between the Company and Wells Fargo Bank National Association (incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement 333-102425)

4.9	Form of Zero Coupon Convertible Senior Note Due 2022 (incorporated by reference to Exhibit 4.2 filed with the Company’s Registration Statement 333-102425)

4.10	Registration Rights Agreement dated as of November 6, 2002, by and between the Company and Banc of America Securities LLC, Salomon Smith Barney Inc., J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc. (incorporated by reference to Exhibit 4.3 filed with the Company’s Registration Statement 333-102425)

5.1	Opinion of Counsel	7

5.2	Internal Revenue Service Determination Letter dated July 22, 2002	9

23.1	Consent of Counsel (included in Exhibit 5.1)	7

23.2	Consent of KPMG LLP	11

23.3	Consent of Lesley, Thomas, Schwarz & Postma, Inc.	12

23.4	Consent of KPMG LLP	13

24	Power of Attorney (included in the signature page to this Registration Statement)	4